Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Twilio Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-212191, 333-224812 and 333-229580) on Form S-8 of Twilio Inc. of our report dated March 2, 2020, with respect to the consolidated balance sheets of Twilio Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, which report appears in the December 31, 2019 annual report on Form 10-K of Twilio Inc.

The Company acquired SendGrid, Inc. (SendGrid) during fiscal 2019, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019, SendGrid’s internal control over financial reporting associated with $271.4 million, or 5%, of the Company’s total assets and $177.1 million, or 16%, of revenue included in the consolidated financial statements as of and for the year ended December 31, 2019. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of SendGrid.

Our report on the consolidated financial statements refers to the adoption of Financial Accounting Standards
Board’s Accounting Standards Codification (ASC) Topic 842, Leases, as of January 1, 2019.

/s/ KPMG LLP

Santa Clara, California
March 2, 2020